Exhibit 99.2
N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice
President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	August 26, 2008
DYCOM INDUSTRIES, INC. ANNOUNCES INCREASE IN
STOCK REPURCHASE PROGRAM
Palm Beach Gardens, Florida, August 26, 2008—Dycom Industries, Inc. (NYSE: DY) announced today that its Board of Directors has increased its authorization to repurchase shares of Dycom common stock by $15 million, from $30 million to $45 million. The stock repurchases are authorized to be made over the next eighteen (18) months in open market or private transactions. Since August 2007, under the existing authorization, Dycom has purchased 1,693,500 shares for approximately $25.2 million.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.
This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.